EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2006 Non-Employee Director Stock Option Plan of Medallion Financial Corp. of our reports dated March 13, 2008 with respect to the consolidated financial statements and selected financial ratios and other data of Medallion Financial Corp. and Subsidiaries, the effectiveness of internal control over financial reporting of Medallion Financial Corp. and Subsidiaries, and the financial statements of Medallion Bank, included in the Medallion Financial Corp. annual report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Weiser LLP

Weiser LLP

New York, New York

April 4, 2008